Exhibit 99.1

IMMEDIATE RELEASE

POOL CORPORATION ANNOUNCES NEW SHARE REPURCHASE PROGRAM AND
DECLARES QUARTERLY CASH DIVIDEND
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COVINGTON, LA (August 2, 2012) Pool Corporation (NASDAQ/GSM: POOL) announced today that its Board of Directors has authorized a new $100.0 million share repurchase program for the purchase of the Company’s common stock in the open market at prevailing market prices or in privately negotiated transactions.

“This new $100.0 million authorization reinforces our commitment to returning capital to shareholders through share repurchases and dividends. Since the inception of our first share repurchase program in 1999, we have repurchased $516.7 million, or 22.6 million shares under successive authorizations.  In the past three years, we have repurchased $131.0 million, or 4.7 million shares and have $20.1 million remaining under our current authorization,” commented Manuel Perez de la Mesa, President and CEO.  “Additionally, we have made and continue to make significant investments in promoting the growth of the industry, in promoting the growth of our customers’ businesses, and in continuously operating more effectively,” added Mr. Perez de la Mesa.

The Company also announced that the Board has declared a quarterly cash dividend of $0.16 per share. The dividend will be payable on August 29, 2012 to holders of record on August 13, 2012. Since the inception of its dividend program in 2004, the Company has returned $188.6 million to shareholders in the form of quarterly dividends.

Pool Corporation is the largest wholesale distributor of swimming pool and related backyard products.  Currently, POOLCORP operates 308 sales centers in North America and Europe, through which it distributes more than 160,000 national brand and private label products to roughly 80,000 wholesale customers.  For more information about POOLCORP, please visit www.poolcorp.com.

This news release includes “forward-looking” statements that involve risk and uncertainties that are generally identifiable through the use of words such as “believe,” “expect,” “intend,” “plan,” “estimate,” “project” and similar expressions and include projections of earnings.  The forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements speak only as of the date of this release, and we undertake no obligation to update or revise such statements to reflect new circumstances or unanticipated events as they occur.  Actual results may differ materially due to a variety of factors, including the sensitivity of our business to weather conditions, changes in the economy and the housing market, our ability to maintain favorable relationships with suppliers and manufacturers, competition from other leisure product alternatives and mass merchants and other risks detailed in POOLCORP’s 2011 Annual Report on Form 10-K filed with the Securities and Exchange Commission

CONTACT:

Craig K. Hubbard
Investor Relations
985.801.5117

craig.hubbard@poolcorp.com